EXHIBIT 99-3

SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 11-K
ANNUAL REPORT

Pursuant to Section 15(d) of the
Securities Act of 1934

For the fiscal years ended December 31, 2000

Central Maine Power Company
Employee Savings And Investment Plan For Union Employees

(Full title of the plan)

Energy East Corporation

(Name of issuer of the securities held pursuant to the plan)

PO Box 12904, Albany, New York 12212-2904

(Address of principal executive office)

REQUIRED INFORMATION

The Employee Savings and Investment Plan for Union Employees (Plan) is subject to the Employee Retirement Income Security Act of 1974 (ERISA).  Therefore, in lieu of the requirements of Items 1-3 of Form 11-K, the financial statements and schedule of the Plan for the two fiscal years ended December 31, 2000 and 1999, which have been prepared in accordance with the financial reporting requirements of ERISA, are attached hereto as Appendix 1 and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees or other persons who administer the Employee Savings and Investment Plan for Union Employees have duly caused this Annual Report to be signed by the undersigned hereunto duly authorized.

Central Maine Power Company Employee Savings
and Investment Plan for Union Employees

By	/s/Curtis I. Call	March 26, 2001
Curtis I. Call Treasurer

By	/s/Sara J. Burns	March 26, 2001
Sara J. Burns President

APPENDIX 1

CENTRAL MAINE POWER COMPANY
EMPLOYEE SAVINGS AND INVESTMENT PLAN FOR UNION EMPLOYEES

FINANCIAL STATEMENTS AS OF AND
FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999
SUPPLEMENTAL SCHEDULE AS OF AND FOR THE YEAR ENDED
DECEMBER 31, 2000 AND REPORT OF THE INDEPENDENT ACCOUNTANTS

Central Maine Power Company
Employee Savings and Investment Plan For Union Employees

Year ended December 31, 2000

INDEX

REPORT OF INDEPENDENT ACCOUNTANTS

To the Central Maine Power Company Employee Savings and Investment Plan for Union Employees
Participants and Administrator

In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of Central Maine Power Company Employee Savings and Investment Plan for Union Employees at December 31, 2000 and 1999, and the changes in net assets available for benefits for the years then ended, in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for the opinion expressed above.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole.  The supplemental schedule of assets held for investment purposes as of December 31, 2000, is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.  The supplemental schedule is the responsibility of the Plan's management.  The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

PricewaterhouseCoopers LLP

Boston, Massachusetts
March 22, 2001

Central Maine Power Company
Employee Savings and Investment Plan for Union Employees
Statements of Net Assets Available for Benefits
December 31, 2000 and 1999

	2000	1999
Assets
Investments, at fair value:
Money market fund	$9,045,670	$3,028,731
Mutual funds	31,486,040	30,296,390
Central Maine Power Company stock fund	-	7,788,736
Energy East stock fund	851,500	-
Loans to participants	1,140,685	984,528
Total investments	42,523,895	42,098,385
Receivables
Dividends on company stock fund	-	65,964
Accrued interest	601	1,201
Total receivables	601	67,165
Total assets	42,524,496	42,165,550
Liabilities
Accounts payable	-	(151,283)
Total liabilities	-	(151,283)
Net assets available for benefits	$42,524,496	$42,014,267

See notes to financial statements.

Central Maine Power Company
Employee Savings and Investment Plan for Union Employees
Statement of Changes in Net Assets Available for Benefits
Years Ended December 31, 2000 and 1999

	2000	1999
Additions
Investment income:
Net (depreciation) appreciation in fair value of investments	$(2,925,112)	$5,628,424
Interest and Dividends:
Energy East Corporation common stock	6,397	-
Central Maine Power Company's common stock	181,994	254,676
Money market fund	286,044	188,244
Mutual funds	1,398,674	2,014,923
Interest on loans to participants	70,883	66,425
	(981,120)	8,152,692
Contributions:
Employer	716,119	734,212
Employee	1,989,918	1,917,208
Total additions	1,724,917	10,804,112
Deductions:
Withdrawal benefits	910,307	1,301,240
Transfers to other qualified plans	304,381	9,277,174
Total deductions	1,214,688	10,578,414
Net increase	510,229	225,698
Net assets available for benefits at beginning of year	42,014,267	41,788,569
Net assets available for benefits at end of year	$42,524,496	$42,014,267

See notes to financial statements.

Central Maine Power Company
Employee Savings and Investment Plan for Union Employees

Notes to Financial Statements

December 31, 2000 and 1999

1.   DESCRIPTION OF THE UNION PLAN

Central Maine Power Company's Employee Savings and Investment Plan for Union Employees (the Plan) was established by the Board of Directors of Central Maine Power Company (the Company) on November 15, 1984 and became effective January 1, 1985, to provide for before-tax contributions in accordance with Internal Revenue Code (Code) 401(k).

The Plan is a defined contribution plan covering union employees of the Company.  Energy East, the parent corporation of Central Maine Power Company, through its subsidiaries, delivers electricity and natural gas to retail customers and provides electricity, natural gas, energy management and other services to retail and wholesale customers in the Northeast.

Each employee of the Company or an affiliated employer who is in a unit of employees covered by a collective bargaining agreement is eligible to join the Plan after completing one year of service during which the employee has worked at least 1,000 hours .

On June 14, 1999, CMP Group entered into a merger agreement with Energy East Corporation. On September 1, 2000, as a result of the completion of the merger, all outstanding shares of CMP stock were purchased at $29.50 a share.  Proceeds from the sale of stock within the CMP Stock Fund were placed in the money market fund until participants redirected their monies to other investment options within the plan.

On April 7, 1999, the Company sold most of its generating assets to Florida-based FPL Group.  Concurrent with the sale, some Union employees became employees of FPL Group and most transferred their savings and investment accounts out of the Plan. Transfers into the FPL Group plan by employees, totaling 130, who acquired similar employment within FPL Group amounted to $8,314,970 and are reflected in the transfers line of the statement of changes in net assets available for benefits for the year ended December 31, 1999.  Furthermore, certain employees, who transferred to FPL Group, but did not acquire similar employment within FPL Group, received lump sum distributions.  These distributions are reflected in the benefits paid line of the statement of changes in net assets available for benefits for the year ended December 31, 1999.

Central Maine Power Company
Employee Savings and Investment Plan for Union Employees

Notes to Financial Statements

December 31, 2000 and 1999

2.   SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements are prepared on an accrual basis and in conformity with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements.  Estimates also affect the reported amounts of additions and deductions during the reporting period.  Actual results could differ from those estimates.

Reclassification

Certain amounts have been reclassified on the financial statements to conform with the 2000 presentation.

Investments

Investments consist of publicly traded Energy East common stock and various investment funds.

The Plan's investments are stated at fair value.  Shares of registered investment companies are valued at quoted market prices which represent the net asset value of shares held by the Plan at year end.  Participant loans are valued at cost, which approximates fair value.

The Plan presents, in the statement of changes in net assets available for benefits, the net appreciation (depreciation) in the fair value of its investments which consists of the realized gains and losses and the unrealized appreciation (depreciation) on those investments.

Contributions

Each participant elects a salary reduction percentage to be contributed by the Company on his/her behalf.  Participants may elect to have the Company contribute from 2% to 16% (in multiples of 1%) of their base compensation to the Plan through a salary reduction agreement.  In May 2000, the maximum contribution was increased to 18%.

The Company contributed to the Plan an amount equal to 60% of the first 5% of the salary reduction plus 50% of the next 2% for a total match of 4% on

Central Maine Power Company
Employee Savings and Investment Plan for Union Employees

Notes to Financial Statements

December 31, 2000 and 1999

2.   SIGNIFICANT ACCOUNTING POLICIES (Continued)

Contributions (Continued)

a 7% salary reduction amount, provided, however, that the total contribution that the Company is obligated to make for any year does not exceed the maximum amount deductible from the Company's gross income under applicable provisions of the Internal Revenue Code.  In 2000 these provisions limited the annual employee contribution excluded from taxable income to the lesser of 25% of total compensation or $10,500.  The Company's matching contribution is made each week, simultaneously with the payroll cycle.

Participants are 100% vested in their account balances.  Each participant's account consists of his/her contributions and any rollover money, the matching Company contribution and any net earnings thereon.

Benefit Payments

On termination of service a participant may elect either a lump sum amount equal to the value of the participant's interest in his or her account, or installments over a period permissible under the Code.  Distributions made from the Funds occur as a result of termination of employment, death, retirement or permanent disability no later than 60 days after the end of the Plan year, unless under certain circumstances participants elect otherwise.

A participant may elect to make a regular withdrawal of up to 100% of the value of his/her contributions made prior to July 1, 1985, and earnings thereon (but not less than $500 unless the value of such participant's contributions and earnings thereon total less than $500, in which case such total may be withdrawn), after approval by the Employee Savings and Investment Plan Committee.  Only one regular withdrawal may be made in any year.  The minimum withdrawal was increased to $1,000 effective May 1, 2000.

Withdrawals with respect to contributions made subsequent to July 1, 1985 may be made only for reasons of hardship.  With the consent of the Company's Employee Savings and Investment Plan Committee, a participant may elect to make a hardship withdrawal, as determined in accordance with the Plan provisions, of up to 100% his/her account.

Central Maine Power Company
Employee Savings and Investment Plan for Union Employees

Notes to Financial Statements

December 31, 2000 and 1999

2.   SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans

Participants may, in general, borrow in the aggregate not more than 50% of their account balances, subject to a maximum loan of $50,000. Loans bear interest at a rate equal to the current rate of interest being charged by the Central Maine Power Company Employees Federal Credit Union for loans secured by share account balances.  Interest rates on loans outstanding at year end range from 7.25% to 10.00%.  The maximum term of the loans is generally five years, or longer for mortgages, with borrowed funds being repaid through payroll deductions.

Risk and Uncertainties

The Plan provides for various investment options in any combination of stocks, fixed income securities, mutual funds, and other investment securities.  Investment securities are exposed to various risks, such as interest rate, market and credit.  Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in risk in the near term could materially affect participants' account balances and the amounts reported in the statement of net assets available for benefits and the statement of changes in net assets available for benefits.

Plan Termination

Although the Company has not expressed any intent to terminate the Plan, it has the right to discontinue contributions at any time and to terminate the Plan subject to the provisions of ERISA.

3.   INVESTMENTS

Contributions by the participants are invested, at the election of the participant, in one or a combination of the following twelve funds as described by the Union Plan administrator: (1) Retirement Government Money Market Fund - An income fund comprised of short-term, high-quality debt obligations issued or guaranteed by the U.S. Government, its agencies or instrumentalities; (2) Fidelity Balanced Fund - A diversified fund comprised of high-yielding securities, including common stocks and bonds; (3) Fidelity Magellan Fund - A fund comprised primarily of common stock and securities convertible into common stock seeking capital appreciation;

Central Maine Power Company
Employee Savings and Investment Plan for Union Employees

Notes to Financial Statements

December 31, 2000 and 1999

3.   INVESTMENTS (Continued)

(4) Spartan U.S. Equity Index Fund - A fund comprised of common stock, which attempts to duplicate the composition of the Standard & Poor's Daily Stock Price Index of 500 Common Stocks.  The fund presents a passive approach for investing in a diversified portfolio of common stocks;(5)Asset Manager Growth Fund - This fund seeks to maximize a total return over the long term; the Fund allocates its assets among three principal asset classes: stocks, bonds and short-term instruments.   However, it may invest in many types of domestic and foreign securities;(6) Energy East Stock Fund - A fund comprised of the common stock of Energy East;(7)PIMCO Total Return Bond Fund - This fund is an open-end management investment company consisting of twenty-four separate investment portfolios.  Each fund has its own investment objectives and policies;(8) MAS Value Fund - This is a no-load mutual fund consisting of twenty-six portfolios.  This fund also offers Institutional Class Shares and Investment Class Shares;(9) Neuberger & Berman Genesis Trust - The investment objective of this fund is to seek capital appreciation.  This fund invests primarily in common stock of companies with small market capitalizations;(10) Vanguard PRIMECAP - This is an open-end diversified investment that seeks to provide long-term growth of capital by investing principally in common stocks;(11) Invesco Total Return - This fund seeks to achieve a high total return on investment through capital appreciation and current income by investing in a combination of equity securities (consisting of common stocks and, to a lesser degree, securities convertible into common stock) and fixed income securities;(12) Fidelity Diversified International - This fund invests primarily in stocks of companies located outside the U.S. that are included in the Morgan Stanley EAFA Index. The funds seek stocks that are undervalued compared to industry norms in their countries.

All contributions made under the Plan are subject to a master trust that also contains the assets of one other savings and investment plan of the Company and its affiliated companies.  At December 31, 2000, the Plan's interest in investments in the master trust was approximately 30%. Contributions are invested by the Trustee, Fidelity Management Trust Company, based upon participant election, in one or more of the twelve investment options.  Those assets which consist of shares of a registered investment entity are invested directly into a participant account, which is credited periodically to reflect the earnings thereon.  Dividends, interest and other distributions received on the assets held in each Fund are reinvested in the respective Fund.  Contributions to all Funds may be invested temporarily in short-term investments prior to the purchase of the primary Fund securities.

Central Maine Power Company
Employee Savings and Investment Plan for Union Employees

Notes to Financial Statements

December 31, 2000 and 1999

3.   INVESTMENTS (Continued)

As of September 1, 2000, all Company matching contributions are initially invested in the Energy East Stock Fund.  Participants may transfer all or a portion of the Company contributions made on their behalf out of the Energy East Stock Fund.  Prior to September 1, 2000, all company matching contributions were initially invested in the CMP Company Stock Fund.  Upon enrollment, participants elect the Fund or Funds in which to invest their contributions.  The percentage of such contributions invested in a particular Fund must be a multiple of 1%.  Participants may change the investment of their future contributions (in multiples of 1% of such contributions) or transfer a portion from one Fund to another. Changes and transfers can be made at any time.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis.  Dividends are recorded on the ex-dividend date.

Individual investments that represent 5% or more of the net assets available for benefits as of December 31, 2000, are as follows:

Retirement Government Money Market Fund	$9,045,670
Fidelity Balanced Fund	2,794,715
Fidelity Magellan Fund	10,411,970
Spartan U.S. Equity Index Fund	10,055,687
Asset Manager Growth Fund	2,220,354
Vanguard PRIMECAP	4,031,335

Central Maine Power Company
Employee Savings and Investment Plan for Union Employees

Notes to Financial Statements

December 31, 2000 and 1999

  INVESTMENTS (Continued)

Individual investments (depreciated) appreciated during 2000 and 1999 as follows:
Investment Option	2000	1999
Fidelity Balanced Fund	$(30,747)	$(128,106)
Fidelity Magellan Fund	(1,425,591)	1,163,806
Spartan U.S. Equity Index Fund	(1,133,752)	1,806,173
Asset Manager Growth Fund	(436,925)	141,673
PIMCO Total Return Bond Fund	11,696	(20,873)
MAS Value Fund	30,914	(28,194)
Neuberger & Berman Genesis Trust	111,582	8,007
Vanguard PRIMECAP	(295,065)	408,604
Invesco Total Return	(17,228)	(18,334)
Fidelity Diversified International	(101,623)	143,335
Central Maine Power Company Stock Fund	449,152	2,152,333
Energy East Stock	(87,525)	-
	$(2,925,112)	$5,628,424

4.   INCOME TAX STATUS

The Internal Revenue Service determined and informed the Company sponsor by letter dated February 21, 2001, that the Plan is qualified and the related trust established under the Plan is tax-exempt, under the applicable sections of the Internal Revenue Code.  The Plan has been amended since receiving the determination letter.  However, the Plan administrator and the Plan's tax counsel believe that the Plan is currently designed and being operated in compliance with the applicable requirements of the Code.  Therefore, they believe that the Plan was qualified and the related trust was tax-exempt as of the financial statement date.

Elective contributions to the Plan made by the Company on behalf of employees are not subject to federal income taxes currently, as long as these contributions are below the maximum level derived in accordance with Section 401(k) regulations.   Contributions and earnings thereon will, in general, be taxable upon distribution, although rules providing for additional deferral may apply with respect to certain distributions of Company stock.

Central Maine Power Company
Employee Savings and Investment Plan for Union Employees

Notes to Financial Statements

December 31, 2000 and 1999

5.   TRANSACTIONS WITH PARTIES-IN-INTEREST

Plan investment options include shares of mutual funds managed by the Trustee and Energy East common stock.  Therefore, these transactions qualify as party-in-interest transactions.

All expenses of administration of the Plan, including Trustee's and record keeper's fees, are paid by Central Maine Power Company.

Central Maine Power Company
Employee Savings and Investment Plan for Union and Non-Union Employees (A)

Schedule H, Part IV, Line i - Schedule of Assets Held for Investment Purposes

At December 31, 2000

Name of Issuer and Title of Issue	Balance Held at End of Year	Market Value
Retirement Government Money Market Fund	29,170,178 shares	$29,170,179
*Fidelity Balanced Fund	589,466 shares	8,953,993
*Fidelity Magellan Fund	284,514 shares	33,942,534
*Spartan U.S. Equity Index Fund	713,120 shares	33,381,150
*Asset Manager Growth Fund	479,192 shares	7,623,952
PIMCO Total Return Bond Fund	176,323 shares	1,831,996
MAS Value Fund	67,599 shares	997,760
Neuberger & Berman Genesis Trust	113,030 shares	3,023,541
Vanguard PRIMECAP	240,656 shares	14,530,814
Invesco Total Return	19,355 shares	511,555
*Fidelity Diversified International	132,704 shares	2,911,528
Total Money Market and Mutual Fund Investments		136,879,002
*Energy East Corporation common stock	146,656 shares	2,887,364
Participant Loans - interest rates range from 7.25% to 10.00%		2,612,880
Total		$142,379,246

* Denotes a party-in-interest.

Central Maine Power Company
Employee Savings and Investment Plan For Union Employees

Notes to Schedule H

(A)   The investments of the Central Maine Power Company Employee Savings
      and Investment Plan for Union Employees are commingled in a master trust with the investments of one other employee savings and investment plan maintained by the Company and its affiliates.
      Schedule I presents the consolidated investments of both plans.
      This Plan's share of the pooled investments is as follows:

Market/Contract Value

Retirement Government Money Market Fund	$9,045,670
*Fidelity Balanced Fund	2,794,715
*Fidelity Magellan Fund	10,411,970
*Spartan U.S. Equity Index Fund	10,055,687
*Asset Manager Growth Fund	2,220,354
PIMCO Total Return Fund	257,217
MAS Value Fund	192,974
Neuberger & Berman Genesis Trust	640,606
Vanguard PRIMECAP	4,031,335
Invesco Total Return	186,224
*Fidelity Diversified International	694,958
Total Money Market and Mutual Fund Investment	40,531,710

Energy East Corporation Common Stock	851,500
Loans Due from Participants	1,140,685
Total	$42,523,895

* Denotes a party-in-interest.

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-45084) of Energy East Corporation of our report dated March 22, 2001, relating to the financial statements of the Central Maine Power Company Employee Savings and Investment Plan for Union Employees, which appears in this Form 11-K.

PricewaterhouseCoopers LLP

Boston, Massachusetts
March 22, 2001